Exhibit 10.16(n)

EMPLOYMENT AGREEMENT

      This Employment Agreement (“Agreement”) is made and entered into by and between John Banas (“Executive”) and RURAL/METRO CORPORATION, its subsidiaries, affiliates, joint ventures and partnerships (“Rural/Metro”). The Effective Date of this Agreement is April 23, 2001.

RECITALS

A.	The Board of Directors of Rural/Metro believes it is in the best interests of Rural/Metro to employ Executive as the Senior Vice President and General Counsel of Rural/Metro.

B.	Rural/Metro has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below.

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

1.	POSITION AND DUTIES.

                   Executive will be employed as the Senior Vice President and General Counsel of Rural/Metro and shall report to the Chief Executive Officer and the Board of Directors of Rural/Metro (the “Board”). Executive shall perform the duties of his position, as determined by the Chief Executive Officer or his designee (“CEO”), in accordance with the policies, practices and bylaws of Rural/Metro. Executive also presently serves, and shall continue to serve, as the Assistant Secretary for the Company. For the duration of his employment, Executive shall be invited and entitled to attend all meetings of the Board of Directors.

                  Executive shall serve Rural/Metro faithfully, loyally, honestly and to the best of his ability. Executive will devote his best efforts to the performance of his duties for, and in the business and affairs of, Rural/Metro.

                  Rural/Metro reserves the right, in its sole discretion, to change or modify Executive’s position, title and duties during the term of this Agreement, subject to Executive’s rights under Section 7.

2.	COMPENSATION.

                  As of the Effective Date, Executive’s annual compensation will be Two Hundred and Forty Thousand Dollars ($240,000) (“Base Salary”). Executive’s Base Salary will be paid in substantially equal periodic installments, as determined by Rural/Metro. Executive’s Base Salary will be reviewed at least annually in accordance with Rural/Metro’s executive compensation review policies and practices, all as determined by the CEO, in his sole discretion.

3.	MANAGEMENT INCENTIVE PROGRAM.

                  Executive shall be eligible to participate in the Rural/Metro Management Incentive Program (“MIP”) (or any other plan that is designated by the Board as replacing the MIP) and to receive such additional compensation as may be provided by the MIP from time to time.

4.	OTHER AGREEMENTS.

                  Nothing in this Agreement is intended to alter or modify the Indemnity Agreement, the Stock Option Agreements or the Change of Control Agreement previously entered into by the parties, which shall continue in full force and effect following the execution of this Agreement.

5.	TERM AND TERMINATION.

                  This Agreement will continue in full force and effect until it is terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be renegotiated and replaced by a written agreement signed by both parties; (b) Rural/Metro may elect to terminate this Agreement with or without “Cause”, as defined below; (c) Executive may elect to terminate this Agreement with or without “Good Reason”, as defined below; or (d) either party may serve notice on the other of its desire to terminate this Agreement at the end of the “Initial Term” or any “Renewal Term”.

                  The “Initial Term” of this Agreement shall expire by its terms two (2) years from the Effective Date, unless sooner terminated in accordance with the provisions of this

Agreement. This Agreement will be renewed at the end of the Initial Term for additional one-year periods (a “Renewal Term”), unless either party serves notice of its desire not to renew or of its desire to modify this Agreement on the other. Such notice must be given at least forty-five (45) days before the end of the Initial Term or the applicable Renewal Term.

                  If Rural/Metro notifies Executive of its desire not to renew this Agreement pursuant to this paragraph 5 and at the time of such notification Rural/Metro does not have “Cause” to terminate this Agreement pursuant to paragraph 6A, Executive shall receive Severance Benefits pursuant to paragraph 9.

                  If Executive notifies Rural/Metro of his desire not to renew this Agreement pursuant to this paragraph 5 and at the time of such notification Executive has Good Reason to terminate this Agreement pursuant to paragraph 7A, Executive shall receive Severance Benefits pursuant to paragraph 9. Executive also shall receive Severance Benefits pursuant to paragraph 9 if Rural/Metro proposes to modify this Agreement in a manner that gives rise to Good Reason pursuant to paragraph 7A for Executive’s termination of employment and Executive rejects such proposed modifications. Severance Benefits will not be payable pursuant to the preceding sentence if Rural/Metro rescinds the proposed modifications and offers Executive a new agreement that does not include any proposed modifications that give rise to Good Reason for Executive’s termination of employment.

6.	TERMINATION BY RURAL/METRO.

A.	Termination For Cause.

                              Rural/Metro may terminate this Agreement and Executive’s employment for Cause at any time upon written notice. This means that Rural/Metro has the right to terminate the employment relationship for Cause at any time should there be Cause to do so.

                              For purposes of this Agreement, “Cause” shall be limited to discharge resulting from a determination by an affirmative vote of 75% of the members of the Board of

Directors then in office that Executive: (a) has been convicted of (or has pleaded guilty or no contest to) a felony involving dishonesty, fraud, theft or embezzlement; (b) has repeatedly failed or refused, in a material respect to follow reasonable policies or directives established by Rural/Metro, if the failure or refusal has not been cured within thirty (30) days after Rural/Metro has provided written notice to Executive of the specific conduct constituting such failure or refusal; (c) has willfully and persistently failed or refused to attend to material duties or obligations imposed upon him under this Agreement, if the failure or refusal has not been cured within thirty (30) days after Rural/Metro has provided written notice to Executive of the specific conduct constituting such failure or refusal; or (d) has misrepresented or concealed a material fact for purposes of securing employment with Rural/Metro or this Employment Agreement.

                              The existence of “Cause” shall not be determined until Executive has been given prior notice and an opportunity to be heard.

                              Because Executive is in a position which involves great responsibilities, Rural/Metro is not required to utilize its progressive discipline policy. In addition, no generally applicable grievance policy shall apply to grievances by Executive regarding his employment relationship with Rural/Metro.

                              If this Agreement and Executive’s employment is terminated for Cause, Executive shall receive no Severance Benefits.

B.	Termination Without Cause.

                               Rural/Metro also may terminate this Agreement and Executive’ s employment without Cause at any time. In the event this Agreement and Executive’s employment are terminated by Rural/Metro without Cause, Executive shall receive Severance Benefits pursuant to paragraph 9. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive’s access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice to Executive.

7.	TERMINATION BY EXECUTIVE.

                  Executive may terminate this Agreement and his employment with or without “Good Reason” in accordance with the provisions of this paragraph 7.

A.	Termination For Good Reason.

                               Executive may terminate this Agreement and his employment for “Good Reason” by giving written notice to Rural/Metro within sixty (60) days, or such longer period as may be agreed to in writing by Rural/Metro, of Executive’s receipt of notice of the occurrence of any event constituting “Good Reason”, as described below.

                               Executive shall have “Good Reason” to terminate this Agreement and his employment upon the occurrence of any of the following events: (a) Executive is assigned duties inconsistent with the positions, duties, responsibility and status of Senior Vice President and General Counsel of Rural/Metro; (b) Executive is required to relocate to an employment location that is more than fifty (50) miles from his current employment location (which the parties agree is Rural/Metro’s present Scottsdale headquarters); (c) Executive’s Base Salary rate is reduced to a level that is at least ten percent (10%) less than the salary paid to Executive during any prior calendar year, unless Executive has agreed to said reduction or unless Rural/Metro makes an across-the-board reduction that applies to all executives; or (d) the potential incentive compensation (or bonus) to which Executive may become entitled under the MIP at any level of performance by Executive or Rural/Metro is reduced by seventy-five percent (75%) or more as compared to any prior year.

                               Notwithstanding the above provisions, Executive shall not have “Good Reason” to terminate this Agreement and his employment if, within thirty (30) days of the written notice of Good Reason provided to Rural/Metro by Executive, Rural/Metro corrects, remedies or reverses any event which resulted in Good Reason.

                               If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 9.

B.	Termination Without Good Reason.

                               Executive also may terminate this Agreement and his employment without Good Reason at any time by giving sixty (60) days notice to Rural/Metro. If Executive terminates this Agreement and his employment without Good Reason, Executive shall not receive Severance Benefits pursuant to paragraph 9.

C.	Administrative Leave.

                               Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive’s access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice of termination by Executive pursuant to paragraph 7A or 7B.

8.	DEATH OR DISABILITY.

                  This Agreement will terminate automatically on Executive’s death. Any compensation or other amounts due to Executive for services rendered prior to his death shall be paid to Executive’s surviving spouse, or if Executive does not leave a surviving spouse, to Executive’s estate. If Executive is receiving Severance Benefits at the time of his death, Executive’s Base Salary shall be paid to Executive’s surviving spouse, or if Executive does not leave a surviving spouse, to Executive’s estate, for the balance of the Severance Period (as defined in Section 9) remaining at the time of Executive’s death. In addition, if, at the time of his death, Executive is receiving Severance Benefits including the continuation of health insurance benefits (as described in Section 9), and Executive’s surviving spouse is covered by a group health insurance policy through Rural/Metro at the time of Executive’s death, the health insurance coverage of Executive’s surviving spouse shall continue throughout the balance of the Severance Period. No other benefits shall be payable to Executive’s heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Rural/Metro.

                  In the event Executive becomes “Disabled”, Executive’s employment hereunder and Rural/Metro’s obligation to pay Executive’s Base Salary (less any amounts payable to Executive pursuant to any long-term disability insurance policy paid for by Rural/Metro) shall continue for a period of six (6) months from the date as of which Executive is determined to have become Disabled, at which point, Executive’s employment hereunder shall automatically cease and terminate. Executive shall be considered “Disabled” or to be suffering from a “Disability” for purposes of this paragraph 8 if Executive is unable, after any reasonable accommodations required by the Americans with Disabilities Act or other applicable law, to perform the essential functions of his position because of a physical or mental impairment. In the absence of agreement between Rural/Metro and Executive as to whether Executive is Disabled or suffering from a Disability (and the date as of which Executive became Disabled) will be determined by a licensed physician selected by Rural/Metro. If a licensed physician selected by Executive disagrees with the determination of the physician selected by Rural/Metro, the two (2) physicians shall select a third (3rd) physician. The decision of the third (3rd) physician concerning Executive’s Disability then shall be binding and conclusive on all interested parties.

9.	SEVERANCE BENEFITS.

                  If during the Initial Term or any Renewal Term, this Agreement and Executive’s employment are terminated without Cause by Rural/Metro pursuant to paragraph 6B prior to the last day of the Initial Term or any Renewal Term, or if Executive elects to terminate this Agreement for Good Reason pursuant to paragraph 7A, Executive shall receive the “Severance Benefits” provided by this paragraph. To the extent provided in paragraph 5, Executive also shall receive the Severance Benefits if this Agreement is not renewed. In addition, Executive also shall receive the Severance Benefits if his employment is terminated due to Disability pursuant to paragraph 8.

                  The Severance Benefits shall begin immediately following the effective date of termination of employment and, except as otherwise provided herein, will continue to be payable for a period of twenty-four (24) months thereafter (the “Severance Period”).

                  Executive’s Severance Benefits shall consist of the continuation of Executive’s then Base Salary for the duration of the Severance Period, which shall be paid in lieu of any payments otherwise due for accrued sick leave, vacation time, etc. The Severance Benefits also shall consist of the continuation of any health, life, disability, or other insurance benefits that Executive was receiving as of his last day of active employment for the duration of the Severance Period. If a particular insurance benefit may not be continued for any reason, Rural/Metro shall pay a “Benefit Allowance” to Executive. The “Benefit Allowance” will equal 145% of the cost to Rural/Metro of providing the unavailable insurance benefit to a similarly situated employee. The Benefit Allowance shall be paid on a monthly basis or in a single lump sum. The cost of providing the unavailable benefit to a similarly situated employee and whether the Benefit Allowance will be paid in monthly installments or in a lump sum will be determined by Rural/Metro in the exercise of its discretion.

                  In addition, any stock options that are vested on the effective date of the termination of employment, but have not yet been exercised, shall remain fully vested and exercisable until ninety days after the last day of the Severance Period; provided, however, that if the exercise period relating to an incentive stock option granted in compliance with Section 422 of the Internal Revenue Code would be exceeded by application of the foregoing, then the incentive stock option shall be considered to be a non-qualified stock option.

                  If Executive voluntarily terminates this Agreement and his employment without Good Reason prior to the end of the Initial Term or any Renewal Term, or if Rural/Metro terminates the Agreement and Executive’s employment for Cause, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive’s death while in the active employ of Rural/Metro.

                  Severance Benefits shall immediately cease if Executive commits a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in paragraph 11, or the Covenant-Not-To-Compete, as set forth in paragraph 12. Only material violations will result in the loss of Severance Benefits.

                  The payment of Severance Benefits shall not be affected by whether Executive seeks or obtains other employment. Executive shall have no obligation to seek or obtain other employment and Executive’s Severance Benefits shall not be impacted by Executive’s failure to “mitigate.”

                  In order to receive the Severance Benefits, Executive must execute any release reasonably requested by Rural/Metro of claims that Executive may have in connection with his employment with Rural/Metro.

10.	BENEFITS.

A.	Benefit Plans, Insurance, Options, etc.

                               Executive will be entitled to participate in any benefit plans, including, but not limited to, retirement plans, stock option plans, disability plans, life insurance plans and health and dental plans available to other Rural/Metro executive employees, subject to any restrictions (including waiting periods) specified in said plans.

B.	Vacation.

                                Executive is entitled to four (4) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Rural/Metro’s standard vacation policies. If Executive does not take the full vacation available in any year, the unused vacation may not be carried over to the next calendar year, and Executive will not be compensated for it.

11.	CONFIDENTIALITY AND NON-DISCLOSURE.

                  During the course of his employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). In the event his employment is terminated by either party for any reason, Executive promises that he will not take with him any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including computer print-outs, computer tapes, floppy disks, CD-ROMs, etc.) nor will he disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Rural/Metro consents to be disclosed, with such consent to be in writing. The provisions of this paragraph shall survive the termination of this Agreement.

12.	COVENANT-NOT-TO-COMPETE.

A.	Interests to be Protected.

                                The parties acknowledge that during the term of his employment, Executive will perform essential services for Rural/Metro, its employees and shareholders, and for clients of Rural/Metro. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Rural/Metro’s clients on a first-hand basis and will gain valuable insight as to the clients’ operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Rural/Metro’s Confidential and Proprietary Information.

                                The parties also expressly recognize and acknowledge that the personnel of Rural/Metro have been trained by, and are valuable to Rural/Metro, and that if Rural/Metro must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Rural/Metro in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Rural/Metro’s business.

                                The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Rural/Metro, its shareholders and employees.

                                For these and other reasons, and the fact that there are many other employment opportunities available to Executive if he should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

B.	Devotion to Employment.

                                Executive shall devote substantially all his business time and efforts to the performance of his duties on behalf of Rural/Metro. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Rural/Metro, engage in any outside employment, or in any activity competitive with or adverse to Rural/Metro’s business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’ activity, as long as they do not conflict with Rural/Metro. Participation to a reasonable extent in civic, social or community activities is encouraged.

C.	Non-Solicitation of Clients.

                                During the term of Executive’s employment with Rural/Metro and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle or solicit client(s) of Rural/Metro with whom he has worked as an employee of Rural/Metro at any time prior to termination, or at the time of termination, for the purpose of soliciting or selling such customer the same, similar, or related services that he provided on behalf of Rural/Metro.

D.	Non-Solicitation of Employees.

                                During the term of Executive’s employment with Rural/Metro and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire, and/or hire any of Rural/Metro’s personnel or employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for Rural/Metro.

E.	Competing Business.

                                During the term of this Agreement and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for any reason, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Rural/Metro, which would be in direct competition with any Rural/Metro line of business, in any geographical service area where Rural/Metro is engaged in business, or was considering engaging in business at any time prior to the termination or at time of termination. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which is, or will be, performing the same services provided by Rural/Metro.

F.	Automatic Reduction of Period.

                                The twenty-four (24) month period referred to in subparagraphs C, D and E will be shortened to twelve (12) months if Executive is not entitled to receive Severance Benefits pursuant to paragraph 9 at the time of his termination or employment.

G.	Judicial Amendment.

                                If the scope of any provision of this Agreement is found by the Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

H.	Injunctive Relief, Damages and Forfeiture.

                                Due to the nature of Executive’s position with Rural/Metro, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro’s interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

I.	Survival.

                              The provisions of this paragraph 12 shall survive the termination of this Agreement.

13.	DEFERRAL OF AMOUNTS PAYABLE UNDER THIS AGREEMENT.

                  A payment due pursuant to this Agreement or the MIP may be deferred if and to the extent that the payment does not satisfy the requirements to be “qualified performance-based compensation” (as such term is defined by the regulations issued under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”)) and when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, the payment exceeds the limitations on deductibility under Section 162(m) of the Code. The deferral of payments shall be in the discretion of the Compensation Committee of Rural/Metro, and shall be made pursuant to a Deferred Compensation Agreement or Plan acceptable to Rural/Metro and Executive. Such deferred amounts, with interest at the rate of 8% per annum, shall be paid as soon as possible but in no event later than the sixtieth (60th) day after the end of the next succeeding calendar year, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under Section 162(m) of the Code. If the payments in such succeeding calendar year exceed the limitations on deductibility under Section 162(m) of the Code, such payments shall continue to be deferred to the next succeeding year. The above procedure shall be repeated until such payments can be paid without exceeding the limitation on deductibility under Section 162(m) of the Code.

14.	BUSINESS EXPENSES.

                  Rural/Metro will reimburse Executive for any and all necessary, customary, and usual expenses, properly receipted in accordance with Rural/Metro’s policies, incurred by Executive on behalf of Rural/Metro.

15.	AMENDMENTS.

                  This Agreement, Executive’s Stock Option Agreements and Executive’s Change of Control Agreement constitute the entire agreement between the parties as to the subject matter hereof. Accordingly, there are no side agreements or verbal agreements other than those which are stated above. Any amendment, modification or change in this Agreement must be committed to in writing and signed by both parties.

16.	SEVERABILITY.

                  In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

17.	GOVERNING LAW.

                  The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

18.	INDEMNITY

                  Executive shall be indemnified in his position to the fullest extent permitted or required by the laws of the State of Delaware.

19.	DISPUTE RESOLUTION

A.	Mediation.

                                Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to paragraph 19D. Notwithstanding the foregoing, both Executive and Rural/Metro may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this paragraph 19. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Rural/Metro, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator.

B.	Arbitration.

                                In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to paragraph 19D. The mediator shall not serve as arbitrator. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY RURAL/METRO OR A REPRESENTATIVE OF RURAL/METRO, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Rural/Metro has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the

National Rules for the Resolution of Employment Disputes of AAA in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

C.	Damages.

                                In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that Court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

D.	Selection of Mediators or Arbitrators.

                                The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Rural/Metro from AAA. Executive shall have the first strike.

                                IN WITNESS WHEREOF, Rural/Metro and Executive have executed this Agreement on this day of April 23, 2001.

RURAL/METRO CORPORATION

By: /s/ Jack Brucker
Jack Brucker

Its: Chief Executive Officer

EXECUTIVE

/s/ John Banas